Exhibit 99.1

Rapid Micro Biosystems Reports Second Quarter 2021 Financial Results and Provides Business Update and Full Year 2021 Outlook

Reports second quarter 2021 commercial revenue of $5.7 million, representing 135% year-over-year growth

Issues full-year 2021 outlook for commercial revenue of at least $24.0 million, representing at least 70% year-over-year growth

LOWELL, Mass., August 26, 2021 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the second quarter ended June 30, 2021 and provided a business update and full year 2021 outlook.

Financial Highlights and Business Update

•	Generated commercial revenue (combined product and service revenue) of $5.7 million for the second quarter of 2021, representing 135% year-over-year growth.

•	Generated recurring commercial revenue (combined product revenue from consumables and service revenue from service contracts, which the Company considers to be recurring in nature) of $1.9 million, representing 91% year-over-year growth.

•	Placed 8 new systems with customers, bringing cumulative system placements to 103 as of June 30, 2021.

•	Completed validation of 11 new customer systems, bringing cumulative validated systems to 63 as of June 30, 2021.

•	Sold one-millionth consumable since commercial launch of the current-generation Growth Direct® platform.

•	Expanded executive leadership team with key hires in Commercial, Research and Development and Legal and appointed Melinda Litherland to the Board of Directors and as Audit Committee Chair.

•	Completed initial public offering (“IPO”) in July 2021, selling approximately 9.0 million shares of Class A common stock (including the partial exercise of the underwriters’ option to purchase additional shares in August 2021) and raising $165.3 million in net proceeds.

“We are pleased to report solid second quarter results, including very strong year-over-year revenue growth, continued operational execution and the addition of several key team members,” said Robert Spignesi, President and CEO. “Our performance reflects growing adoption of our fully automated Growth Direct microbial quality control platform by both new and existing customers. Following our IPO, we believe we are well positioned to accelerate the adoption of the Growth Direct platform across biopharmaceutical manufacturing and deliver robust performance over the course of 2021 and beyond.”

Second Quarter Financial Results

Total revenue for the second quarter of 2021 was $6.1 million, compared to $2.6 million in the second quarter of 2020, with broad-based growth across the business. A further breakdown of second quarter revenues follows:

•	Commercial revenue (combined product and service revenue) was $5.7 million, compared to $2.4 million in the second quarter of 2020.

•	Recurring commercial revenue was $1.9 million, compared to $1.0 million in the second quarter of 2020.

•	Non-commercial revenue related to the Company’s contract with the U.S. Biomedical Advanced Research and Development Authority (“BARDA”), under which the Company is developing a consumable for rapid sterility testing on its Growth Direct platform, was $0.4 million, compared to $0.2 million in the second quarter of 2020.

Total cost of revenue was $7.9 million in the second quarter of 2021, as compared to $4.2 million in the second quarter of 2020, with the increase largely driven by higher costs related to higher sales volumes.

Total operating expenses were $9.1 million in the second quarter of 2021, as compared to $4.4 million in the second quarter of 2020. The increase was primarily driven by higher sales and marketing, and research and development expenses as well as higher general and administrative expenses incurred to prepare for the IPO and operation as a public company.

Net loss for the second quarter of 2021 was ($11.8) million, as compared to ($9.3) million in the second quarter of 2020, with the larger loss in the current-year period related to higher operating expenses, partially offset by a loss on the extinguishment of debt in the prior-year period. Net loss per share attributable to common shareholders for the second quarter of 2021 was ($20.01), as compared to ($31.93) in the second quarter of 2020.

Cash and cash equivalents were $100.0 million and debt (excluding unamortized debt discount) was $26.2 million as of June 30, 2021.

The Company’s IPO closed on July 19, 2021 and the underwriters’ partial exercise of their option to purchase additional shares closed on August 4, 2021. As a result, the financial statements as of and for the periods ended June 30, 2021 and 2020 do not reflect these transactions. Following the closing of these transactions, the Company had approximately $260 million in cash and cash equivalents, approximately 41.1 million shares of combined Class A and Class B common stock outstanding and no shares of redeemable convertible preferred stock outstanding.

Full Year 2021 Outlook

The Company expects commercial revenue (combined product and service revenue) to be at least $24.0 million for the full year 2021, representing at least 70% growth over full year 2020.

Webcast Details

The Company will host a conference call after market close today, August 26, 2021, at 1:30pm Pacific Time/4:30pm Eastern Time to discuss its second quarter 2021 financial results. The conference call will be available to investors via live webcast on the Company's website at https://investors.rapidmicrobio.com/. The webcast will then be archived and available for replay for at least 90 days after the event.

About Rapid Micro Biosystems

Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The company’s flagship Growth Direct platform automates and modernizes the antiquated, manual microbial quality control (MQC) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct platform brings the quality control lab to the manufacturing floor, unlocking the power of in-line/at-the-line MQC automation to deliver faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making, that customers rely on to ensure safe and consistent supply of important healthcare products. The company is headquartered and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the company on Twitter at @rapidmicrobio or on LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements relating to the Company’s expected future revenue and growth and the adoption of the Company's Growth Direct microbial quality control platform.

In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the impact of the pandemic related to COVID-19 and its variants on our business and operations; our significant losses since inception; our need to raise additional capital to fund our existing operations; risks related to our revenue historically being primarily generated from sales of our Growth Direct platform, proprietary consumables and laboratory information management system connection software; our ability to manage our future growth effectively; our limited experience in marketing and sales; our need to develop new products and adapt to technological changes; our ability to establish and maintain our position as a leading provider of automated microbial quality control testing; our ability to maintain our manufacturing facility; risks related to third-parties; our ability to retain key management and other employees; risks related to regulatory matters; risks related to our intellectual property; and the other important factors outlined under the caption “Risk Factors” in our prospectus dated July 14, 2021, filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b), as such factors may be updated from time to time in our other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of our website at https://investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

David Deuchler

Gilmartin Group LLC

investors@rapidmicrobio.com

Media Contact:

media@rapidmicrobio.com

RAPID MICRO BIOSYSTEMS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Product revenue	$4,088	$1,664	$7,806	$2,852
Service revenue	1,606	755	2,673	1,165
Non-commercial revenue	436	174	646	1,575
Total revenue	6,130	2,593	11,125	5,592
Costs and operating expenses:
Cost of product revenue	6,092	2,891	11,602	6,103
Cost of service revenue	1,344	755	2,481	1,706
Cost of non-commercial revenue	472	536	886	1,333
Research and development	2,337	1,244	4,485	2,682
Sales and marketing	3,122	1,236	5,397	2,702
General and administrative	3,625	1,943	6,827	4,314
Total costs and operating expenses	16,992	8,605	31,678	18,840
Loss from operations	(10,862)	(6,012)	(20,553)	(13,248)
Other income (expense):
Interest expense	(924)	(814)	(1,856)	(1,577)
Change in fair value of preferred stock warrant liability	(35)	544	(11,483)	549
Loss on extinguishment of debt	—	(2,910)	—	(2,910)
Other income (expense)	8	(1)	(3)	6
Total other income (expense), net	(951)	(3,181)	(13,342)	(3,932)
Loss before income taxes	(11,813)	(9,193)	(33,895)	(17,180)
Income tax expense	18	74	37	94
Net loss	(11,831)	(9,267)	(33,932)	(17,274)
Accretion of redeemable convertible preferred stock to redemption value	(1,184)	(1,232)	(1,971)	(2,050)
Cumulative redeemable convertible preferred stock dividends	(885)	(787)	(2,296)	(1,575)
Net loss attributable to common stockholders — basic and diluted	$(13,900)	$(11,286)	$(38,199)	$(20,899)
Net loss per share attributable to common stockholders — basic and diluted	$(20.01)	$(31.93)	$(57.17)	$(59.13)
Weighted average common shares outstanding — basic and diluted	694,698	353,465	668,180	353,465

RAPID MICRO BIOSYSTEMS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$100,047	$30,079
Short-term investments	—	14,998
Accounts receivable	3,057	4,988
Inventory	11,910	8,965
Prepaid expenses and other current assets	3,034	3,120
Total current assets	118,048	62,150
Property and equipment, net	7,256	7,052
Other long-term assets	1,013	695
Deferred financing fees	2,641	—
Restricted cash	284	100
Total assets	$129,242	$69,997
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,574	$4,468
Accrued expenses and other current liabilities	9,065	6,654
Deferred revenue	4,366	4,423
Total current liabilities	16,005	15,545
Preferred stock warrant liability	15,600	4,117
Notes payable, net of unamortized discount	24,976	24,810
Deferred rent, long term	642	705
Other long-term liabilities	709	—
Total liabilities	57,932	45,177
Redeemable convertible preferred stock	235,836	151,826
Total stockholders’ deficit	(164,526)	(127,006)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$129,242	$69,997

RAPID MICRO BIOSYSTEMS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(33,932)	$(17,274)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	696	857
Stock-based compensation expense	581	246
Change in fair value of preferred stock warrant liability	11,483	(549)
Provision recorded for inventory	38	—
Noncash interest expense	295	817
Gain on disposal of property and equipment	(18)	—
Accretion on investments	(4)	3
Loss on extinguishment of debt	—	2,910
Changes in operating assets and liabilities
Accounts receivable	1,931	1,104
Inventory	(2,984)	(2,582)
Prepaid expenses and other current assets	(43)	(260)
Other long-term assets	(172)	(989)
Accounts payable	(1,894)	(1,510)
Accrued expenses and other current liabilities	1,373	(581)
Deferred revenue	(56)	799
Deferred rent, long term	(62)	1
Net cash used in operating activities	(22,768)	(17,008)

Cash flows from investing activities:
Purchases of property and equipment	(792)	(392)
Proceeds from sale of property and equipment	20	—
Purchases of investments	—	(24,980)
Maturity of investments	15,000	—
Net cash provided by (used in) investing activities	14,228	(25,372)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	79,743	49,935
Proceeds from issuance of common stock upon option exercise	287	—
Proceeds from issuance of restricted stock award	523	—
Payments of deferred offering costs	(1,861)	—
Proceeds from issuance of convertible notes, net of issuance costs	—	9,500
Proceeds from issuance of notes payable, net of issuance costs	—	25,000
Payments of debt issuance costs	—	(857)
Repayment of term loans	—	(18,000)
Payment of debt extinguishment fees	—	(1,398)
Net cash provided by financing activities	78,692	64,180
Net increase in cash, cash equivalents and restricted cash	70,152	21,800
Cash, cash equivalents and restricted cash at beginning of period	30,179	12,611
Cash, cash equivalents and restricted cash at end of period	$100,331	$34,411